Registration No. 333- 177320

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OMAGINE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2876380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

350 Fifth Avenue, Suite 4815-17 New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

Omagine, Inc. 2003 Stock Option Plan
(full title of plan)

Frank J. Drohan, President
Omagine, Inc.
350 Fifth Avenue, Suite 4815-17
New York, NY 10118
(Name and address of agent for service)

212-563-4141
(Telephone number, including area code, of agent for service)

Copies to:
Michael Ference, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, NY 10006
(212) 930-9700
(212) 930-9725 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,500,000	(1)	$3.08	(2)	$7,700,000	$882.42	(3)

(1)	Issuable (issued) pursuant to the Omagine, Inc. 2003 Stock Option Plan (the “Plan”).

(2)
Previously computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price of $3.08 for a share of common stock, par value $0.001 per share (“Common Stock” or “Common Share”), of Omagine, Inc. (the “Company” or the “Registrant”) on the Over-the-Counter Market on October 11, 2011.

(3)	Previously paid in connection with the registration statement on Form S-8 that the Company filed on October 14, 2011 (the “Registration Statement”).

EXPLANATORY NOTE

This Post-Effective Amendment (the “Amendment”) to the Registration Statement is being filed by the Company in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended. The Amendment contains the form of reoffer prospectus in accordance with Part I of Form S-3 relating to reofferings and resales of up to an aggregate of 2,473,000 shares of our Common Stock of which 2,311,000 Common Shares are issuable upon exercise of options under the Plan and 162,000 Common Shares were issued pursuant to the Plan.

PART I
Item 1.                      Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the United States Securities and Exchange Commission (the "SEC") either as part of this post-effective amendment to the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this post-effective amendment to the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                      Registrant Information.

Without charge and upon written or oral notice to:

Mr. Charles P. Kuczynski, Secretary
Omagine, Inc.
The Empire State Building
350 Fifth Avenue, Suite 4815-17
New York, NY
212-563-4141, ext. 208,

we will provide to each recipient of grants under the Plan a written statement advising such recipient of the availability of documents incorporated by reference in Item 3 of Part II of this post-effective amendment to the Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act.

Information required by Part I to be contained in a prospectus that meets the requirements of section 10(a) of the Securities Act is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and Note to Part I of Form S-8.

PROSPECTUS

OMAGINE, INC.

2,473,000 Shares of Common Stock

This reoffer prospectus (“Prospectus”) relates to an aggregate of 2,473,000 shares (the “Resale Shares”) of our $0.001 par value per share common stock (“Common Stock” or “Common Shares”), that may be offered and resold from time to time by the selling stockholders identified in this Prospectus (the “Selling Stockholders”). The Resale Shares included in this Prospectus include 2,311,000 Common Shares issuable to the Selling Stockholders upon the exercise of stock options (“Options”) granted under the Omagine Inc. 2003 Stock Option Plan (the “Plan”) and an aggregate of 162,000 Common Shares that were issued to four of the Selling Stockholders prior to the date hereof pursuant to their exercise of Options granted under the Plan.

It is anticipated that the Selling Stockholders will offer the Resale Shares for sale at prevailing prices on the Over-the-Counter Market on the date of sale. We will receive no part of the proceeds from sales of Resale Shares made under this Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses associated with any sales of Resale Shares. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

This Prospectus has been prepared for the purposes of registering the Resale Shares under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales of the Resale Shares by Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our Common Stock is traded on the over-the-counter market on the OTCQB under the symbol "OMAG". On August 7, 2012, the closing bid price of our Common Stock on such market was $1.45 per share.

Investing in our Common Stock involves significant risks. See "Risk Factors" beginning on page 8 hereof.

Neither the SEC nor any state securities commission has approved or disapproved of the Common Shares or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 12, 2012.

You should rely only on the information contained in this Prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus, regardless of when the time of delivery of this Prospectus or the sale of any Common Stock occurs. This Prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

You may only rely on the information contained in this Prospectus or that we have referred you to via this Prospectus. We have not authorized anyone to provide you with different or further information. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained herein or by reference thereto in this Prospectus is correct as of any time after the date of this Prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the Resale Shares. Before making an investment decision, you should read the entire Prospectus carefully, including the "RISK FACTORS" section beginning on page 8 hereof, and the financial statements and the notes thereto which are incorporated into this Prospectus by reference. As used throughout this Prospectus, the term “Registrant” refers to Omagine, Inc. and the terms "Company", “we," "us," or "our" refer to Omagine, Inc., and its consolidated subsidiaries, unless the context otherwise requires.

General

Omagine, Inc. (the “Company” or, the “Registrant”) is a holding company which was incorporated in Delaware in October 2004. The Registrant conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”). In November 2009, Omagine, Inc. and JOL formed Omagine LLC, an Omani limited liability company in the Sultanate of Oman ("Oman"). Omagine LLC is engaged in the business of real estate development in Oman and was organized to design, develop, own and operate a mixed-use real-estate and tourism project named the “Omagine Project”. In May 2011, Omagine LLC sold newly issued shares of its capital stock to Omagine Inc. and three investors thereby reducing the Omagine, Inc. ownership of Omagine LLC from 100% to 60%.

The Omagine Project is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter; associated exhibition buildings; a boardwalk; an open air amphitheater and stage; open space green areas; a canal and enclosed harbor and marina area; retail shops and restaurants; entertainment venues; boat slips and docking facilities; a five-star resort hotel; a four-star resort hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed for sale.

The contract between the Government and Omagine LLC which will govern the design, development, construction, management and ownership of the Omagine Project and the Government’s and Omagine LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (the “DA”). The Development Agreement has been approved by all the required Ministries of the Government of Oman but has not yet been signed.

In May 2011, the Company and three (3) investors (the “New Shareholders”) signed a shareholders’ agreement with respect to Omagine LLC (the “Shareholder Agreement”). Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to 60% and Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. for an aggregate cash investment amount of approximately $70.1 million (the “Cash Investment”) plus an as yet undetermined non-cash “payment-in-kind” amount representing the value of the land constituting the Omagine Site. Pursuant to the terms of the Shareholder Agreement, the Cash Investment will be invested in three stages. The initial portion of the Cash Investment equal to approximately $390,000 has been received by Omagine LLC from the New Shareholders and Omagine, Inc. as of the date hereof. Subsequent to the signing of the DA but prior to the Financing Agreement Date (as hereinafter defined), Omagine, Inc. will invest an additional 210,000 Omani Rials (equal to approximately $546,000) [the “OMAG Final Equity Investment”] into Omagine LLC. On or immediately subsequent to the Financing Agreement Date, the New Shareholders will invest the final portion of the Cash Investment equal to approximately $69,233,125 into Omagine LLC. The value of the non-cash “payment-in-kind” investment will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement.

Between February 24, 2012 and March 30, 2012, the Company conducted a “Rights Offering” exclusively for the benefit of its shareholders and at the same time the Company distributed a total of 6,363,674 Common Stock purchase warrants (“Warrants) to its shareholders. A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to the Company from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to shareholders exercising such Rights.

Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this Prospectus or the Registration Statement of which this Prospectus forms a part. Further, our references to the URL for our website are intended to be inactive textual references only.

Our principal executive offices are located at 350 Fifth Avenue, Suite 4815-17, New York, N.Y. 10118. Our telephone number is (212) 563-4141.

The Standby Equity Distribution Agreements

In December 2008, Omagine, Inc. entered into a Standby Equity Distribution Agreement (the "First SEDA"). The First SEDA expired on April 30, 2011. On May 4, 2011, the Company entered into a new Standby Equity Distribution Agreement (the "May SEDA") with YA Master and on June 21, 2011, the Company and YA Master entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “Second SEDA”. From April 24, 2012 to May 17, 2012, the Company was in breach of one of the covenants it made in the Second SEDA but that breach was waived by YA Master and the breach was cured on May 17, 2012. Pursuant to the Second SEDA the Company, at its sole discretion and upon giving written notice to YA Master (an “Advance Notice”), may periodically sell shares of its Common Stock to YA Master (Share Sales”). For each share of Common Stock purchased under the Second SEDA, YA Master will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the Second SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Purchase Price”). The Company is not obligated to sell any shares of Common Stock to YA Master but may, over the term of the Second SEDA and in its sole discretion, sell to YA Master that number of shares of Common Stock valued at the Purchase Price from time to time in effect that equals up to ten million dollars ($10,000,000) in the aggregate. YA Master's obligation to purchase shares of Common Stock under the Second SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement for the shares of Common Stock sold under the Second SEDA and (ii) periodic Share Sales to YA Master must be separated by a time period equal to five Trading Days, and (iii) the amount of any individual periodic Share Sale designated by the Company in any Advance Notice shall not exceed the greater of (i) two hundred thousand dollars ($200,000), or (ii) the average of the “Daily Value Traded” for each of the five (5) Trading Days prior to the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the daily trading volume of the Common Stock for such Trading Day by the closing bid price of the Common Stock for such Trading Day. In May and June of 2011 the Company issued YA Master 244,216 shares of Common Stock in satisfaction of the $300,000 commitment fee due in connection with the Second SEDA. The registration statement filed by the Company in connection with the Second SEDA was declared effective by the SEC as of August 24, 2011. Between August 24, 2011 and the date hereof, YA Master has purchased 179,655 shares of Common Stock from the Company under the Second SEDA for an aggregate Purchase Price of $320,000. As of the date hereof, the effective status of such registration statement has expired and the Company intends to file a new registration statement with the SEC in order to again make Share Sales available to it pursuant to the Second SEDA. The Second SEDA expires automatically on September 1, 2013.

This Offering

Common Stock outstanding prior to this offering	14,369,041 (1)
Common Stock offered pursuant to this Prospectus	2,473,000 shares (2)
Common Stock to be outstanding after the offering	16,680,041 (3)
Use of proceeds
We will not receive any proceeds from sales by the Selling Stockholders of the Resale Shares. If, and to the extent that Options are exercised, we will receive the exercise price of the Options (See: “Use of Proceeds”).

Risk Factors	The purchase of our Common Stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 8.
OTCQB Stock Symbol	OMAG

(1)	As of August 7, 2012. Does not include Common Shares issuable upon exercise of outstanding Options but does include 162,000 Common Shares issued pursuant to Options exercised prior to the date hereof.
(2)	Of which 2,311,000 Common Shares are issuable upon the exercise of Options granted pursuant to the Plan.
(3)	Assumes the exercise of all Options the underlying shares of which are included in this prospectus.

RISK FACTORS

Below we describe a number of uncertainties and risks which, in addition to uncertainties and risks presented elsewhere in this Prospectus, may adversely affect our business, operating results, financial condition and share price. The uncertainties and risks enumerated below as well as those presented elsewhere in this Prospectus should be considered carefully in evaluating our Company and our business and the value of our securities. The following important factors could cause our actual business, financial condition and future results to differ materially from those contained in forward-looking statements made in this Prospectus or presented elsewhere by management from time to time.

Risks Related to Our Company and Our Business

We have no history of profitability from the development of real estate and we have incurred significant losses and cannot assure you that we will be profitable in the near term or at all.

We have dedicated the vast majority of our financial resources over the past many years toward the effort to conclude the Development Agreement (“DA”) with the Government of Oman with respect to the Omagine Project. We have encountered numerous delays and as of the date hereof the DA has not yet been signed. As a result we have incurred significant losses over the past many years, including net losses of $1,804,451 for our fiscal year ended 2011; $1,277,001 for the fiscal year ended December 31, 2010 and $1,114,409 for the fiscal year ended December 31, 2009, primarily due to expenses associated with the design, development and promotion of the Omagine Project. For the six months ended June 30, 2012, we incurred a net loss of $1,444,497. We expect to continue to incur such expenses over the near term, which would adversely impact our overall financial performance and results of operations. The Omagine Project may never come to fruition, and if it does it still may never result in a profit to the Company. Sales of our proposed real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We cannot assure you that we will be profitable in the near term or at all.

Because of our limited history and the potential for competition, an investment in our Company is inherently risky.

Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure you that we will have the necessary resources to be competitive.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

We have generated significant net operating losses (“NOL”s) as a result of our recent losses. We generally are able to carry NOLs forward to reduce taxable income in future years. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and the Treasury regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry forwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry forwards.

We do not anticipate that this offering will cause an “ownership change” within the meaning of Section 382. However, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction. At June 30, 2012, the Company had federal NOLs of approximately $13,146,000, expiring in various amounts from fiscal year 2012 to fiscal year 2032. Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investment of our shareholders to be impaired or lost.

We have experienced extraordinary delays in getting the Development Agreement with the Government of Oman signed.

As of the date hereof, the Development Agreement (“DA”) which is the contract governing the development and ownership of the Omagine Project has not yet been signed by our 60% owned subsidiary and the Government of Oman. We have been negotiating this DA with the Government for many years now and have experienced many delays in the process. To the best of our knowledge and belief, both parties now agree that all matters have been resolved with respect to the DA but we have been at similar points with the Government in the past and in several of those instances the Government raised new and often pointless issues at the last minute. In May 2012, Omagine LLC received a letter from His Excellency Ahmed Al-Mahrizi, the Minister of Tourism (the “Minister’s Letter”) requesting us to provide certain information to MOT. Representatives of the shareholders of Omagine LLC (the Company, Royal Court Affairs, and Consolidated Contractors) met with His Excellency Ahmed Al-Mahrizi on July 1, 2012 and delivered our written response to the Minister’s Letter. The meeting concluded with the Minister confirming that he is in agreement with and enthusiastic about the development of the Omagine Project and that he is agreeable to sign the DA as soon as possible. The Shareholder Agreement has been signed and management continues to be cautiously optimistic that the DA will be signed in 2012 and although there have been extraordinary delays to date by the Government, the Company believes, based on continued assurances from the Government, that the Government remains eager to conclude and sign the DA. No assurance, however, that the DA will actually be signed can be given at this time.

While our 2011 audited financial statements assume we will continue our operations on a going concern basis, the opinion of our independent auditors on those financial statements contained an explanatory paragraph that there is substantial doubt about our ability to continue as a going concern.

The opinion of our independent auditors on our 2011 audited financial statements contained an explanatory paragraph that there is substantial doubt about our ability to continue as a going concern. Our audited financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Although we have entered into the Second SEDA and have recently raised additional capital via the Rights Offering, if we sustain unanticipated losses and we cannot continue as a going concern, our shareholders may lose all of their investment in the Company.

To fully develop our business plan we will need additional financing.

We expect to continue to rely principally upon the financing received as a result of sales of Common Stock made pursuant to the Second SEDA and the Rights Offering and Warrant Distribution. Since the second quarter of our 2009 fiscal year we have relied principally upon financing from sales of Common Stock made pursuant to the First SEDA and the Second SEDA. We have also raised limited private placement funds during the past several years and may be required to do so in the future. We cannot guarantee the success of this plan. We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. It is impossible to predict if any Warrants will ever be exercised because the market price of a Common Share as of the date hereof is lower than either of the Warrant Exercise Prices. Although we cannot be absolutely certain, the Company believes that there is virtually no probability that any Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above the relevant Warrant Exercise Price prior to the Warrant Expiration Date or Redemption Date. (See: “Description of Capital Stock and Warrants”).

We anticipate that we will be subject to intense competition.

We will face intense competition in the development of real estate in Oman. Other developers have started developing real estate in nearby areas with similar residential developments.

Even after the Rights Offering and entering into the Second SEDA, we lack capital.

Even after the conclusion of the recent Rights Offering and our entry into the Second SEDA, we will require additional funds to sustain our operations as presently contemplated. There can be no guaranty that such additional funds will be available in the future. If we are unable to obtain additional financing as required, or if its terms are too costly, we may be forced to curtail the expansion of our operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investments.

Our ultimate success will be dependent upon management.

Our success is dependent upon the decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Louis J. Lombardo, William F. Hanley and Sam Hamdan. The loss of any or all of these individuals could have a material adverse impact on our operations. We do not presently have a written employment agreement with any of our officers or directors. We have not obtained key man life insurance on the lives of any of these individuals. Our success depends in large part on our ability to attract and retain key people and consultants. If we are not able to retain and recruit qualified personnel, which we require now and will require to conduct our operations after the DA is signed, our business and our ability to successfully implement our business plan could be adversely affected.

We will rely on dividends from our subsidiaries for most of our revenue.

Because we are a holding company with no significant operations other than our 60% owned subsidiary, Omagine LLC, we will depend upon dividends from Omagine LLC for a substantial portion of our revenues. We do not anticipate that Omagine LLC will be in a position to pay dividends until after the development of the Omagine Project is well underway, an event that, as of the date hereof, is uncertain to occur.

We are subject to risks associated with investments in real estate.

The value of our proposed properties and our projected income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our proposed properties. General factors that may adversely affect our proposed real estate holdings include:

●	increases in interest rates;
●	adverse changes in foreign exchange rates;
●	a decline in prevailing rental rates for the properties we intend to own and lease;
●	a general tightening of the availability of credit and project financing facilities;
●	a decline in economic conditions in Oman;
●	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;
●	a decline in prevailing sales prices for the properties we intend to develop and offer for sale;
●	an increase in supply in Oman of property types similar to those proposed to be developed by us;
●	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our revenue; and
●
the adoption by the relevant government authorities in Oman of more restrictive laws and governmental regulations, including more restrictive zoning, land use, building or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of our proposed properties and our projected income therefrom, including:

●	failure to sign a development agreement with the Government of Oman;
●	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties proposed to be developed by us;
●	opposition from local community or political groups with respect to development or construction at a particular site;
●
a change in existing comprehensive zoning plans or zoning or environmental regulations that impose additional restrictions on use or requirements with respect to the properties proposed to be developed by us;

●	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties proposed to be developed by us;
●	an increase in operating costs;
●	new development of a competitor's property in close proximity to the Omagine Project;
●	earthquakes, floods or underinsured or uninsured natural disasters; and
●	terrorism, political instability or civil unrest in Oman or the Middle East & North Africa (the “MENA Region”).

The occurrence of one or more of the events described in one or more of the above risks could result in significant delays or unexpected expenses. If any of these occur, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to Omagine LLC’s ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake in Oman exceeding budget or being prevented from completion include:

●	an inability to obtain or delays in obtaining zoning, environmental, occupancy or other required Oman governmental permits, approvals and authorizations;
●	an inability to secure sufficient financing on favorable terms, including an inability to obtain or refinance construction loans;
●	a general tightening of the availability of credit and project financing facilities;
●
the negative effects presently remaining in the marketplace from the worldwide economic slowdown and banking crisis of 2008 and the ongoing sovereign debt and banking difficulties presently being experienced in the Eurozone, including: the tighter lending standards instituted by banks and financial institutions in the MENA Region, the reduced availability of credit facilities and project finance facilities from banks in the MENA Region, the reduction in the prices of housing and commercial properties in Oman, and the fall of consumer and/or business confidence; any one or all of which could affect Omagine LLC’s ability to construct and/or sell homes and to construct, sell and/or lease commercial properties and/or to secure financing;

●	construction delays or cost overruns, either of which may increase project development costs;
●	an increase in commodity costs; and
●	an inability to obtain zoning, environmental, occupancy or other required Oman governmental permits, approvals and authorizations.

If any of the forgoing occurs, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and the Omagine Project, or in other properties we may then have under development.

We are vulnerable to concentration risks because our proposed operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the MENA Region market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to local and MENA Region economic downturns and adverse project-specific events than those of larger, more diversified companies.

The performance of Oman’s economy will greatly affect the values of the properties proposed to be developed by us and consequently our prospects for sales and revenue growth. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil directly affects Oman’s revenue and budget considerations and a decrease in government supported projects and employment because of budget cuts or otherwise, could adversely affect the economy in Oman.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA Region and internationally, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic or political circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, the sales prices that will be realized for our individual proposed assets or the level of our future sales revenue that will be realized from the operation, sales and/or leasing of our various proposed properties is impossible to predict with certainty and difficult to predict with accuracy.

Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase from us of the residences or commercial properties we intend to develop and offer for sale.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and many of them have significantly greater financial, managerial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA Region. Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to natural and political risks.

Our performance may be adversely affected by weather conditions that delay development or damage property. The recent civil and political unrest in the MENA Region, the U.S. and NATO military intervention in Iraq, Afghanistan and Libya, the terrorist attacks in the U.S., Europe and the MENA Region, and the potential for additional future terrorist acts and civil and/or political unrest have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of civil and/or political unrest or terrorism could be directed against Oman or the U.S. domestically or abroad. These acts of terrorism or civil unrest could be directed against properties and personnel of American companies that work abroad, particularly companies such as ours that operate in the MENA Region. Civil and/or political unrest, terrorism, war and/or military developments may materially and adversely affect our business and profitability and the prices of our Common Stock in ways that we cannot predict at this time.

Risk Factors Related to Our Common Stock

Our stock price may be volatile and you may not be able to resell your shares at or above your purchase price.

There has been, and continues to be, a limited public market for our Common Stock. Although our Common Stock trades on the OTCQB an active trading market for our shares has not developed and may never develop or be sustained. If you purchase shares of our Common Stock, you may not be able to resell those shares at or above the price you paid. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

●	the exercise of Warrants;
●	actual or anticipated fluctuations in our operating results;
●	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;
●	changes in market valuations of other real estate companies, particularly those that sell products similar to ours;
●	announcements by us or our competitors of significant innovations, acquisitions, strategic investors or partnerships, joint ventures or capital commitments; or
●	departure of key personnel.

Much of our Common Stock is currently restricted. As restrictions on resale end, the market price of our Common Stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Our Common Stock has a limited public trading market.

While our Common Stock currently trades on the OTCQB, the market for our Common Stock is limited and sporadic. We cannot assure that such market will improve in the future, even if our Common Stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our Common Stock does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of our Common Stock. The relatively low price of our Common Stock may keep many brokerage firms from engaging in transactions in our Common Stock.

The Over-The-Counter Market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our Common Stock.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional shares of capital stock for any of these reasons or pursuant to the exercise of Warrants may dilute the ownership of our current stockholders.

Our management collectively beneficially owns approximately 17.1% of our presently outstanding Common Stock and this concentration of ownership may have the effect of preventing a change in control.

Collectively our officers and directors beneficially own approximately seventeen and one-tenth percent (17.1%) of our currently outstanding shares of Common Stock. As a result, if our officers and directors act in concert, they will have the ability by virtue of their voting power to exercise substantial influence over our business with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

Our ability to issue preferred stock may adversely affect the rights of holders of our Common Stock and may make takeovers more difficult, possibly preventing you from obtaining the optimal share price.

Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Our Common Stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

●	the broker or dealer approve a person's account for transactions in penny stocks; and
●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience objectives of the person; and
●
make a reasonable determination that (a) transactions in penny stocks are suitable for that person, and (b) the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The regulations applicable to penny stocks may severely affect the market liquidity for the shares of our Common Stock owned by you and could limit your ability to sell such securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Other than the distribution of the Rights and Warrants in our recent Rights Offering and Warrant Distribution, we have not paid dividends in the past and do not expect to pay dividends in the future unless and until dividends are paid to Omagine, Inc. by Omagine LLC. Any return on your investment may therefore be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. Up until this time the Company has utilized all cash reserves for the operation of its business and the Company plans to continue this policy for the foreseeable future. Any future payment of dividends on our Common Stock will depend on the payment of dividends to Omagine, Inc. by Omagine LLC and, as the Board of Directors may consider relevant, our earnings, financial condition and other business and economic factors at such time. If we do not pay cash dividends, our Common Stock may be less valuable because a return on your investment will only occur if the price of our Common Stock appreciates above the price you paid for it.

There are substantial risks associated with the Second SEDA with YA Master which could contribute to the decline of the price of our Common Stock and have a dilutive impact on our existing stockholders.

In order to obtain needed capital, we entered into the Second SEDA with YA Master. The sale of our Common Shares pursuant to the Second SEDA will have a dilutive impact on our stockholders. We believe YA Master intends to promptly re-sell the shares that we sell to it under the Second SEDA. Such re-sales could cause the market price of our Common Stock to decline significantly. Any subsequent sales by us to YA Master under the Second SEDA may, to the extent of any such decline, require us to issue a greater number of shares of Common Stock to YA Master in exchange for each dollar of such subsequent sale.  Under these circumstances our existing stockholders would experience greater dilution. The sale of our Common Stock under the Second SEDA could encourage short sales by third parties which could contribute to the further decline of the price of our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus and in the documents incorporated by reference herein that are not statements of historical facts constitute "forward-looking statements" notwithstanding that such statements are not specifically identified as such. Examples of forward-looking statements include but are not limited to: (i) projections of revenues, expenses, income or loss, cash flow, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Omagine, Inc. or its management or Board of Directors, including those relating to business plans, products, services or to Omagine LLC and the probability of Omagine LLC signing the DA with the Government; (iii) statements of future economic or financial performance; and (iv) statements of assumptions underlying such statements. Words such as "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations which are contained in this Prospectus since such statements reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations and growth strategy. No assurances can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●
the uncertainty associated with whether or not the Government of the Sultanate of Oman will honor its commitment with respect to the agreed Final DA and its intention to sign the Development Agreement with Omagine LLC;

●	the uncertainty associated with political events in the MENA Region in general;
●	the success or failure of the Company’s efforts to secure additional financing, including project financing for the Omagine Project;
●	oversupply of residential and commercial property inventory and adverse conditions in the Oman real estate markets;
●
the impact of local, national, and international economies and future events (including natural disasters) on the local Oman and international economies, on the Company’s business and operations, on tourism, on the oil and natural gas businesses and on other major industries operating within the Omani market;

●
deterioration or malaise in economic conditions, including the continued destabilizing factors in, and continued slow recovery of, the local, regional and international real estate markets, as well as the impact of continued stagnant levels of consumer and business confidence in the state of the Oman and international economies;

●	inflation, interest rates and movements in interest rates and securities market and monetary fluctuations;
●	acts of war, civil or political unrest, terrorism or political instability; or
●	the ability to attract and retain skilled employees.

Except as may be specifically otherwise indicated, forward-looking statements speak only as of the date on which such statements are made. Except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made, or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds resulting from the sale pursuant to this Prospectus of the Resale Shares held by the Selling Stockholders. If all the unexercised Options covering 2,311,000 of the Resale Shares included in this Prospectus are exercised for cash, we will receive upon such exercise an aggregate exercise price of $4,034,640. There is no assurance that any of such Options will be exercised or, if exercised, that all such Options will be exercised for cash. 1,965,000 of such presently unexercised Options which are exercisable at $1.70 per share for an aggregate exercise price of $3,340,500 have a cashless exercise feature.

SELLING STOCKHOLDERS

The Selling Stockholders are offering an aggregate of 2,473,000 Common Shares, including 2,311,000 Common Shares issuable to the Selling Stockholders upon the exercise of Options and an aggregate of 162,000 Common Shares that were issued to four of the Selling Stockholders prior to the date hereof pursuant to their exercise of Options. If, subsequent to the date of this Prospectus, we grant any further Options under the Plan to any eligible participants who are affiliates of our Company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this Prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security. The ownership percentages for each Selling Stockholder in the table below are calculated based on 14,369,041 shares of Common Stock issued and outstanding as of August 7, 2012, plus any additional shares of Common Stock that a Selling Stockholder is deemed to beneficially own as noted in the table below. The Resale Shares offered by this Prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Stockholders, provided that this Prospectus is amended or supplemented if required by applicable law.

	Shares Beneficially Owned Prior to this Offering				Shares Being Offered			Shares Beneficially Owned Upon Completion of the Offering (1)
Name	Number			Percent	Number			Number	Percent

Frank J. Drohan	2,635,088	(2)		18.34%	930,000	(3)		1,705,088	11.87%

Charles P. Kuczynski	753,763	(4)		5.25%	340,000	(5)		413,763	2.88%

Sam Hamdan	910,000	(6)		6.33%	910,000	(7	) *	0	0.00%

William Hanley	190,214	(8)		1.32%	66,000	(9	) *	124,214	0.86%

Bucchere Estate	117,980	(10	) *	0.82%	66,000	(11	) *	51,980	0.36%

Kevin O'C. Green	31,940	(12	) *	0.22%	16,000	(13	) *	15,940	0.11%

Louis J. Lombardo	119,177	(14	) *	0.83%	60,000	(15	) *	59,177	0.41%

Gregory Long	10,000	(16	) *	0.07%	10,000	(17	) *	0	0.00%

Agron Telaku	10,000	(16	) *	0.07%	10,000	(17	) *	0	0.00%

Terry Torok	10,000	(16	) *	0.07%	10,000	(17	) *	0	0.00%

Sam Gill	7,500	(18	) *	0.05%	7,500	(19	) *	0	0.00%

Patricia Ricioppo	7,500	(18	) *	0.05%	7,500	(19	) *	0	0.00%

Nicholas Drohan	21,040	(20	) *	0.15%	5,000	(21	) *	16,040	0.11%

Roz Cooperman	5,000	(22	) *	0.03%	5,000	(23	) *	0	0.00%

1)	Assumes that all shares offered are sold.

2)	Includes 100,000 shares of Common Stock issued pursuant to the exercise of Options and 830,000 shares of Common Stock underlying Options that are currently exercisable or exercisable within 60 days of August 1, 2012.

3)
Includes 100,000 shares of Common Stock issued pursuant to the exercise of Options and 80,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $2.60 per share and 750,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

4)
Includes 50,000 shares of Common Stock issued pursuant to the exercise of Options and 290,000 shares of Common Stock underlying Options that are currently exercisable or exercisable within 60 days of August 1, 2012.

5)
Includes 50,000 shares of Common Stock issued pursuant to the exercise of Options and 30,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $2.60 per share and 250,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

6)	Represents 910,000 shares of Common Stock underlying Options that are currently exercisable.

7)
Represents 160,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.25 per share and 750,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

8)	Includes 66,000 shares of Common Stock underlying Options that are currently exercisable.

9)
Represents 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $2.60 per share and 60,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

10)	Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options and 60,000 shares of Common Stock underlying Options that are currently exercisable.

11)
Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options; 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $4.50 per share; 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.51 per share; 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.85 per share; and 50,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

12)	Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options and 10,000 shares of Common Stock underlying Options that are currently exercisable.

13)
Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options; 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $4.50 per share; 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.51 per share; and 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.85 per share.

14)	Includes 60,000 shares of Common Stock underlying Options that are currently exercisable.

15)
Includes 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $4.00 per share; 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.85 per share; 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share and 50,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

16)
Represents 10,000 shares of Common Stock underlying Options that are currently exercisable and does not include any shares of Common Stock which may be owned by the named person but which ownership, if any, is unknown to the Company.

17)	Represents 10,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

18)
Represents 7,500 shares of Common Stock underlying Options that are currently exercisable and does not include any shares of Common Stock which may be owned by the named person but which ownership, if any, is unknown to the Company.

19)	Represents 7,500 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

20)	Includes 5,000 shares of Common Stock underlying Options that are currently exercisable.

21)	Represents 5,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

22)
Represents 5,000 shares of Common Stock underlying Options that are currently exercisable and does not include any shares of Common Stock which may be owned by the named person but which ownership, if any, is unknown to the Company.

23)	Represents 5,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.70 per share.

*	Represents less than one percent (1%) of the 14,369,041 shares issued and outstanding at August 7, 2012.

PLAN OF DISTRIBUTION

A Selling Stockholder may, from time to time, sell any or all of his Resale Shares on the OTCQB or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. The Selling Stockholders will act independently of our Company in making decisions with respect to the timing, manner and size of each sale. These sales may be at fixed or negotiated prices, at the market price prevailing at the time of sale, at a price related to such prevailing market price; or at such other price as the Selling Stockholders determine from time to time. A Selling Stockholder may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with a Selling Stockholder to sell a specified number of such Resale Shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

A Selling Stockholder may also sell Resale Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The Selling Stockholders may sell their Resale Shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their Resale Shares. Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of Resale Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Resale Shares or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of Resale Shares offered by this Prospectus, which Resale Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Any Selling Stockholder, broker-dealer or agent that is involved in selling the Resale Shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the sale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the Resale Shares. To our knowledge no broker-dealer shall receive fees, commissions or markups which, in the aggregate, would exceed eight percent (8%) of the amount of the relevant sale.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Shares by the Selling Stockholders.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from such registration or qualification requirement exists or, as the case may be, the Company has been registered or qualified in such state or an exemption from such registration or qualification requirement exists.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser of Resale Shares at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Broker-dealers may agree with a Selling Stockholder to sell a specified number of Resale Shares at a stipulated price per share and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Resale Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

Broker-dealers who acquire Resale Shares as principal may thereafter resell the Resale Shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the Over-The-Counter Market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the Resale Shares, broker-dealers may pay commissions to or receive commissions from the purchasers of Resale Shares as described above.

If we become aware of the fact that our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this Registration Statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless the Resale Shares have been registered or qualified for sale in such state or an exemption from such registration or qualification is available and the Company complies with the requirements for such exemption or, as the case may be, the Company has been registered or qualified in such state or an exemption from such registration or qualification requirement exists.

Expenses of Registration

We are bearing all costs related to the registration of the Resale Shares. These expenses, including but not limited to legal, accounting, printing and mailing fees, are estimated to be approximately $4,000. The Selling Stockholders however will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Resale Shares.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

The following is a summary of the material provisions of our Common Stock, our preferred stock, par value $.001 per share (“Preferred Stock”), our Warrants, our restated certificate of incorporation and our bylaws, all as in effect as of the date of this Prospectus. You should also refer to our restated certificate of incorporation and bylaws which have been filed with the SEC.

Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Stock and 850,000 shares are Preferred Stock.

Common Stock

As of August 7, 2012 there were 14,369,041 shares of Common Stock issued and outstanding.

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders including the election of directors. Our stockholders are not entitled to cumulative voting rights and, accordingly the holders of a majority of the shares voting for the election of directors can elect the entire Board of Directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

The holders of the Company’s Common Stock are entitled to receive ratably such dividends or distributions, if any, as may be declared from time to time by the Board of Directors in its discretion from funds or securities legally available therefor and subject to prior dividend rights of holders of any shares of our Preferred Stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s Common Stock are, and all shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

As of August 7, 2012 there were no shares of Preferred Stock issued or outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of our authorized but unissued shares of Preferred Stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions adopted by the Board of Directors and providing for the issuance of such series of Preferred.

Warrants

As of August 7, 2012 there were 6,363,674 Warrants issued and outstanding. Of the foregoing, 3,181,837 are $5 Warrants and 3,181,837 are $10 Warrants. Each $5 Warrant is exercisable for the purchase of one Common Share at an exercise price of $5.00 per share and each $10 Warrant is exercisable for the purchase of one Common Share at an exercise price of $10.00 per share. The Warrants are redeemable at a Redemption Price of $0.001 per Warrant upon 30 days written notice from the Company.

The Warrants are exercisable at the option of the Warrant Holder at any time up until 5 p.m. Eastern Time in the United States on the earlier of (a) December 31, 2013, or (b) the Redemption Date, provided that no person who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012, may exercise a number of Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise. A Warrant Holder may exercise the purchase rights represented by a Warrant, in whole or in part, by surrendering the properly executed Warrant Certificate(s) at the Warrant Agent’s office in New York City, New York or at the principal office of the Company in New York City, New York, and by paying the Company, by certified or cashier’s check, the Warrant Payment (which is equal to the aggregate Exercise Price for the shares of Common Stock proposed to be purchased).

Notwithstanding the foregoing, no Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Warrants unless (i) at the time the Warrant Holder thereof seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Warrant Holder. If a Warrant Holder who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012 seeks to exercise Warrants, and such proposed exercise would cause such Warrant Holder to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more, respectively, of the Common Shares, outstanding immediately prior to the time of such exercise, then in such an event, such proposed exercise will be effected by the Company for the maximum number of Warrants resulting in the beneficial ownership of the maximum number of whole Common Shares by such Warrant Holder which fails to meet the above stated applicable limitation for such Warrant Holder and its affiliates, and any excess Warrant Payment will be returned to such Warrant Holder.

As promptly as reasonably possible after each exercise of the purchase rights represented by a Warrant, the Company shall deliver to the relevant Warrant Holder a certificate representing the shares of Common Stock so purchased (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) and, unless such Warrant has been fully exercised, expired or redeemed, a new Warrant Certificate representing the balance of the shares of Common Stock subject to such Warrant. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by the Warrants, shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of exercise.

The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Price and the number of shares of Common Stock that the Company must issue upon exercise of the Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

The Warrants are transferrable and a Warrant Holder may transfer all or part of the Warrants (but no fractional Warrants) at any time on the books of the Company upon surrender of the Warrant Certificate(s), properly endorsed. Upon such surrender, the Company shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred. Upon any partial transfer, the Company shall issue and deliver to the Warrant Holder a new Warrant Certificate representing the Warrants not so transferred.

The Company filed a registration statement with the SEC to register the Warrants other than the Certificated Warrants and the Common Stock underlying such Warrants and the SEC declared such registration statement effective as of February 13, 2012. The Company presently intends to maintain the effectiveness of such registration statement until the earlier of the Warrant Expiration Date or the Redemption Date. The Company filed a registration statement with the SEC to register the Certificated Warrants and the Common Stock underlying the Certificated Warrants and when and if such registration statement is declared effective by the SEC and the California Approval is received, the Company will issue and distribute the Certificated Warrants. Assuming the 58,450 Certificated Warrants are distributed to the California Certificate Shareholders, the Company will then have a total of 6,422,124 Warrants issued and outstanding of which 3,211,062 will be $5 Warrants and 3,211,062 will be $10 Warrants.

During the period within which the Warrants may be exercised, the Company shall at all times have authorized and reserved for issuance enough shares of its Common Stock for the full exercise of the purchase rights represented by the then unexercised Warrants. If the Company dissolves, liquidates or winds up its business before the exercise, expiration or redemption of the Warrants, any Warrant Holder shall be entitled, upon exercising its Warrants, to receive in lieu of the shares of Common Stock receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to such Warrant Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares, had such Warrant Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. The Company shall pay all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon the exercise of Warrants. The Warrants are governed by, and shall be construed and enforced in accordance with the laws of the State of New York.

Transfer Agent

The transfer agent for our Common Stock and Warrants is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2011, and for the two years then ended (the “Financial Statements”) are included in our Report on Form 10-K/A for the fiscal year ended December 31, 2011 (the “10-K Report”) and are incorporated herein by reference to the 10-K Report. The Financial Statements have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon (the “Auditor’s Report”) appearing in the 10-K Report and such Financial Statements and Auditor’s Report are included in reliance upon such Auditor’s Report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Resale Shares was employed on a contingency basis or had, or is to receive, in connection with the offering, an interest, directly or indirectly, in the Registrant or any of its subsidiaries.

INFORMATION INCORPORATED BY REFERENCE

In accordance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), we file periodic reports, proxy statements and other information (collectively, the “SEC Reports”) with the SEC. The SEC allows us to incorporate by reference certain of the SEC Reports into this Prospectus, which means that such SEC Reports are considered to be part of this Prospectus.  SEC Reports that we file with the SEC subsequent to the date of this Prospectus will automatically update and supersede the information contained in prior SEC Reports. We incorporate by reference the documents listed below and all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Stockholders have sold all of the shares of Common Stock offered hereby or until such shares have been deregistered.

The following SEC Reports are incorporated herein by reference:

Reference is made to the Registrant’s annual report on Form 10-K for the period ended December 31, 2011, as filed with the SEC on April 16, 2012.
Reference is made to Amendment No. 1 to the Registrant’s annual report on Form 10-K for the period ended December 31, 2011, as filed with the SEC on May 17, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on January 18, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on February 2, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on March 5, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on March 23, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on March 28, 2012.
Reference is made to Registrant's quarterly report on Form 10-Q for the period ended March 31, 2012 filed with the SEC on May 21, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on July 2, 2012.
Reference is made to Registrant's quarterly report on Form 10-Q for the period ended June 30, 2012 filed with the SEC on August 6, 2012.
Reference is made to Registrant's registration statement on Form S-1 (Commission File No. 33-18591) filed with the SEC on February 8, 1988.
Reference is made to Registrant's Current Report on Form 8-K filed with the SEC on January 4, 2010.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the SEC Reports incorporated herein by reference (but not copies of the exhibits to such SEC Reports). Such written or oral requests for copies of such SEC Reports should be directed to Omagine, Inc., 350 Fifth Avenue, Suite 4815-17, New York, New York 10118, Attention: Charles P. Kuczynski, our Vice-President and Secretary.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our certificate of incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

•	Any breach of their duty of loyalty to our Company or to our stockholders.
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
•	Any transaction from which the director derived an improper personal benefit.

We believe that these limitations of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our certificate of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-8 under the Securities Act, of which this Prospectus is a part, covering the securities being offered by the Selling Stockholders. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the documents incorporated by reference into the Registration Statement. A copy of the Registration Statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell any security other than the Common Shares offered by this Prospectus, or an offer to sell or a solicitation of an offer to sell any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our Company since the date hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents By Reference.

In accordance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), we file periodic reports, proxy statements and other information (collectively, the “SEC Reports”) with the SEC. The SEC allows us to incorporate by reference certain of the SEC Reports into this Registration Statement, which means that such SEC Reports are considered to be part of this Registration Statement. SEC Reports that we file with the SEC subsequent to the date of this Registration Statement will automatically update and supersede the information contained in prior SEC Reports. We hereby incorporate by reference the SEC Reports listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The following SEC Reports are incorporated herein by reference:

Reference is made to the Registrant’s annual report on Form 10-K for the period ended December 31, 2011, as filed with the SEC on April 16, 2012.
Reference is made to Amendment No. 1 to the Registrant’s annual report on Form 10-K for the period ended December 31, 2011, as filed with the SEC on May 17, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on January 18, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on February 2, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on March 5, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on March 23, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on March 28, 2012.
Reference is made to Registrant's quarterly report on Form 10-Q for the period ended March 31, 2012 filed with the SEC on May 21, 2012.
Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on July 2, 2012.
Reference is made to Registrant's quarterly report on Form 10-Q for the period ended June 30, 2012 filed with the SEC on August 6, 2012.
Reference is made to Registrant's registration statement on Form S-1 (Commission File No. 33-18591) filed with the SEC on February 8, 1988.
Reference is made to Registrant's Current Report on Form 8-K filed with the SEC on January 4, 2010.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the SEC Reports incorporated herein by reference (but not copies of the exhibits to such SEC Reports).

Such written or oral requests for copies of such SEC Reports should be directed to Omagine, Inc. 350 Fifth Avenue, Suite 4815-17, New York, New York 10118, Attention: Charles P. Kuczynski, our Vice-President and Secretary.

Item 4.                                Description of Securities.

Description of Common Stock

Not Applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not Applicable.

Item 6.                                Indemnification of Directors and Officers.

Under our certificate of incorporation, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

● Any breach of their duty of loyalty to our Company or our stockholders.
● Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
● Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
● Any transaction from which the director derived an improper personal benefit.

We believe that these limitations of liability provisions are necessary to attract and retain qualified persons as directors and officers.  The limitation of liability provisions in our certificate of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.                                Exemption from Registration Claimed.

Not Applicable.

Item 8.                                Exhibits.

The following exhibits are included as part of this Form S-8. References to the “Company” in this exhibit list are references to Omagine, Inc., a Delaware corporation.

Exhibit
Numbers	Description
5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP **
23.1	Consent of Michael T. Studer CPA, P.C. *
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1) **
99.1	Omagine Inc. 2003 Stock Option Plan (1)

* **	Filed herewith Previously filed as exhibit to the Company’s registration statement on Form S-8 (Commission File No. 333-177320) filed with the SEC on October 14, 2011.
(1)	Previously filed with the SEC on April 14, 2010 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference thereto.

Item 9.                                Undertakings.

The undersigned Registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

	(i)	Include any Prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

	(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

(5)
For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary Prospectus or Prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to the Rule 424;
	(ii)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)
Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the registration statement or made in any document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment to this Registration Statement on Form S-8 and has duly caused this post-effective amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 12, 2012.

OMAGINE, INC.
a Delaware corporation

By:	/s/ Frank J. Drohan
Frank J. Drohan
Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

In accordance with the requirements of the Securities Act, this post-effective amendment to this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank J. Drohan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	September 12, 2012
Frank J. Drohan

/s/ Charles P. Kuczynski	Vice-President, Secretary and Director	September 12, 2012
Charles P. Kuczynski

/s/ William F. Hanley	Controller and Principal Accounting Officer	September 12, 2012
William F. Hanley

/s/ Louis J. Lombardo*	Director
Louis J. Lombardo		September 12, 2012

*By: /s/ Frank J. Drohan	Attorney-in-fact	September 12, 2012
Frank J. Drohan